SUB-ITEM 77D: Policies With Respect to Security Investments

James Long-Short Fund

Effective August 20, 2015, the James Long-Short Fund elected to be qualified as a diversified series of the Trust. The Fund may not resume operating in a non‐diversified manner without first obtaining shareholder approval. These changes are further described in the August 24, 2015 supplement to the Fund’s then-current prospectuses and statement of additional information as filed with the Securities and Exchange Commission via EDGAR on August 20, 2015 pursuant to Rule 497(e) under the Securities Act of 1933 (Accession No. 0001045487-15-000012). Such descriptions are incorporated herein by reference.